The Bond Fund of America, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,227,002
Class B	$68,347
Class C	$101,185
Class F	$127,436
Total	$1,523,970
Class 529-A	$24,467
Class 529-B	$3,260
Class 529-C	$9,501
Class 529-E	$1,231
Class 529-F	$1,020
Class R-1	$2,340
Class R-2	$26,648
Class R-3	$39,139
Class R-4	$26,924
Class R-5	$26,915
Total	$161,445

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	.7010
Class B	.6024
Class C	.5960
Class F	.7023
Class 529-A	.6930
Class 529-B	.5863
Class 529-C	.5874
Class 529-E	.6546
Class 529-F	.7210
Class R-1.5928
Class R-2.5963
Class R-3.6556
Class R-4.6975
Class R-5.7368

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,906,003
Class B	116,635
Class C	193,800
Class F	226,851
Total	2,443,289
Class 529-A	40,867
Class 529-B	5,902
Class 529-C	18,911
Class 529-E	2,126
Class 529-F	1,708
Class R-1	5,462
Class R-2	49,625
Class R-3	72,628
Class R-4	52,997
Class R-5	48,616
Total	298,662

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.06
Class B	$13.06
Class C	$13.06
Class F	$13.06
Class 529-A	$13.06
Class 529-B	$13.06
Class 529-C	$13.06
Class 529-E	$13.06
Class 529-F	$13.06
Class R-1	$13.06
Class R-2	$13.06
Class R-3	$13.06
Class R-4	$13.06
Class R-5	$13.06